EXHIBIT 99.1

Marlin Business Services Corp. Reports Fourth Quarter and Fiscal Year 2008 Results

 * Strong capital position; equity to assets ratio of 18.5%
 * Pricing on new originations up 73 basis points year over year
 * Issuance of $63.4 million of insured deposits through Marlin
   Business Bank
 * Marlin Business Bank conversion to a state-chartered, Fed member commercial bank
 * Stable asset quality; delinquencies and charge-offs in line with expectations
 * Strengthening of loss reserves to $15.3 million

MOUNT LAUREL, N.J., March 9, 2009 (GLOBE NEWSWIRE) -- Marlin Business Services Corp. (Nasdaq:MRLN) today reported a fourth quarter 2008 net loss of $7.3 million or $0.62 per diluted share and net income on an adjusted basis of $371,000, or $0.03 per diluted share (excluding the losses on interest rate hedges of $7.7 million). For the twelve months ended December 31, 2008, the net loss was $5.2 million or $0.44 per diluted share and net income on an adjusted basis was $4.5 million, or $0.37 per diluted share (excluding the losses on interest rate hedges of $9.7 million).

Net Income on an Adjusted Basis is defined as net income excluding the loss on derivatives and hedging activities net of tax. The Company believes that Net Income on an Adjusted Basis is a useful performance metric for management, investors and lenders, because it facilitates evaluation of the Company without the effects of certain adjustments in accordance with GAAP that may not necessarily be indicative of current operating performance.

"2008 was a challenging year for the economy and I am pleased to report that despite these challenges the company delivered profitable net income on an adjusted basis," says Daniel P. Dyer, Marlin's Chairman and CEO. "We believe our strong operating model is a key factor behind this success. During this challenging period, we continue to focus and execute on the basic fundamentals of disciplined credit underwriting, productivity and maximizing profits while continuing to provide customers with exceptional service," says Dyer.

For the fourth quarter of 2008, the average net investment in leases was $667.2 million, compared to $691.0 million for the third quarter of 2008 and $733.5 million for the fourth quarter of 2007.

Fourth quarter 2008 lease production was $58.1 million, based on initial equipment cost, compared to $59.0 million for the third quarter of 2008 and $87.7 million for the fourth quarter of 2007. Approval rates on lease originations were 47% for the fourth quarter of 2008, versus 49% for the third quarter of 2008 and 56% for fourth quarter a year ago. Direct sales volume in the fourth quarter decreased 17% year over year, while indirect sales volume decreased by 64%. The lower lease production and approval rates in the fourth quarter reflect our decision to adopt more restrictive credit standards during a weakened credit environment and deliberate actions to reduce exposure in our indirect channel.

The average implicit yield on new lease production was 13.76% in the quarter, down slightly from the third quarter of 2008 and up 78 basis points from the fourth quarter of 2007. Yields on new originations in 2008 are the highest yields since 2004.

The net interest and fee margin for the quarter ended December 31, 2008 was 10.21%, down 5 basis points from the third quarter of 2008 and up 4 basis points from 10.17% for the quarter ended December 31, 2007.

Fee income at 3.32% for the quarter ended December 31, 2008 was flat from third quarter 2008 and an improvement of 36 basis points from 2.96% for the quarter ended December 31, 2007.

Interest expense as a percentage of average total finance receivables was flat at 4.99% in the fourth quarter of 2008 versus 4.98% in the third quarter of 2008.

Leases over 30 days delinquent were 3.72% as of December 31, 2008, an increase compared to 3.52% as of September 30, 2008. On a dollar basis, leases in the 30+ delinquency category totaled $28.1 million at December 31, 2008, up from $27.7 million at September 30, 2008 and an improvement from $29.1 million at December 31, 2007. Leases over 60 days delinquent were 1.53% as of December 31, 2008, an increase from 1.36% as of September 30, 2008 and 0.95% at December 31, 2007. On a dollar basis, leases over 60 days delinquent totaled $11.6 million at December 31, 2008, an increase compared to $10.7 million at September 30, 2008 and an increase compared to $8.2 million at December 31, 2007.

Net lease charge-offs in the fourth quarter were $7.9 million, or 4.71% of average net investment in leases on an annualized basis, compared to $6.7 million or 3.85% of average net investment in leases on an annualized basis during third quarter 2008.

The provision for credit losses was $9.4 million for the quarter ended December 31, 2008, up from $8.6 million for the third quarter 2008. The provision increase is primarily due to higher net charge-offs driven by a weakening credit environment.

The Company strengthened its allowance for credit losses to $15.3 million as of December 31, 2008, raising the allowance as a percentage of total finance receivables to 2.30% from 2.07% at September 30, 2008 and 1.47% as of December 31, 2007.

Salaries and benefits were $5.1 million for the fourth quarter ended December 31, 2008, down from $5.6 million for the third quarter 2008. The decrease is primarily due to a reduction in management incentive compensation for 2008.

General and administrative expenses were $3.6 million for the fourth quarter ended December 31, 2008, compared to $3.3 million for the third quarter 2008. The increase over the third quarter is primarily related to costs associated with increased investment spending in collections.

Effective July 1, 2008, the Company discontinued the use of hedge accounting for its derivative financial instruments used to hedge against interest rate risk under its securitization program. By discontinuing the use of hedge accounting, subsequent changes to the fair value of derivative instruments are recognized immediately in earnings rather than comprehensive income.

A $12.8 million loss was incurred on derivatives for the quarter due to losses caused by the precipitous decline in interest rates and the mark-to-market decrease in the value of forward "pay fixed" swaps. $10.6 million of the total loss recognized in the quarter was unrealized.

During the fourth quarter the Company repurchased 102,900 shares under the stock repurchase program announced in November 2007.

The Company opened its Utah Industrial Bank, Marlin Business Bank ("MBB"), on March 12, 2008 and the Bank has funded $79.3 million of leases and loans through its initial capitalization of $12 million and its issuance of $63.4 million in FDIC insured deposits at an average borrowing rate of 4.00%. Quarterly average deposit outstandings were $52.9 million at a weighted average interest rate of 4.14%.

On December 31, 2008, Marlin Business Bank received approval from the Federal Reserve Bank of San Francisco to convert from an industrial bank to a state-chartered commercial bank. The approval allows MBB to grow in size subject to the condition of additional invested capital. On January 13, 2009, MBB converted from an industrial bank to a commercial bank and became a member of the Federal Reserve System and Marlin Business Services Corp. became a bank holding company. On January 20, 2009, Marlin Business Bank submitted a modification request to the FDIC related to an outstanding Order that restricts the growth of the bank during its first three years of operations. At this time, we are awaiting a response from the FDIC on the modification request. Until we receive approval for this modification, we do not expect to have clear visibility on our overall funding options.

Our decision to adopt tighter underwriting standards, along with the general decline in the economy and related business activities, has led to lower overall anticipated lease originations. The lower expected originations, coupled with lack of clear visibility on our overall funding options, has resulted in our decision to proactively lower expenses in the first quarter of 2009, including reducing our workforce by 17% and closing our two smallest satellite offices (Chicago and Utah). A total of approximately 49 employees company-wide were affected as a result of the staff reductions. We expect to incur pretax severance costs in the three months ended March 31, 2009 of approximately $500,000 related to the staff reductions. The total annualized pretax salary cost savings that are expected to result from these reductions are estimated to be approximately $2.3 million. Although we believe that these estimates are appropriate and reasonable based on available information, actual results could differ from these estimates.

In conjunction with this release, static pool loss statistics have been updated as supplemental information on the investor relations section of our website at www.marlincorp.com.

Conference Call and Webcast -

We will host a conference call on Tuesday, March 10, 2009 at 9:00 a.m. ET to discuss our fourth quarter and fiscal year 2008 results. If you wish to participate, please call (877)879-6174 approximately 10 minutes in advance of the call time. The conference ID will be: "Marlin." The call will also be Webcast on the Investor Relations page of the Marlin Business Services Corp. website, www.marlincorp.com. An audio replay will also be available on the Investor Relations section of Marlin's website for approximately 90 days.

About Marlin Business Services Corp.

Marlin Business Services Corp. is a nationwide provider of equipment leasing and working capital solutions primarily to small businesses. The Company's principal operating subsidiary, Marlin Leasing Corporation, finances over 80 equipment categories in a segment of the market generally referred to as "small-ticket" leasing (i.e. leasing transactions less than $250,000). The Company was founded in 1997 and completed its initial public offering of common stock on November 12, 2003. For more information, visit www.marlincorp.com or call toll free at (888) 479-9111.

The Marlin Business Services Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4087

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," "may," "intend," and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the SEC, including the sections captioned "Risk Factors" and "Business" in the Company's Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

                    MARLIN BUSINESS SERVICES CORP.
                           AND SUBSIDIARIES
                     Consolidated Balance Sheets

                                                    December 31,
                                              ------------------------
                                                 2008          2007
                                              -----------  -----------
                                               (Dollars in thousands,
                                               except per-share data)
                                              (Unaudited)
 ASSETS
 Cash and cash equivalents                    $    32,776  $    34,347
 Restricted cash                                   66,212      141,070
 Net investment in leases and loans               670,494      765,938
 Property and equipment, net                        2,961        3,266
 Property tax receivables                           3,120          539
 Fair value of cash flow hedge derivatives             --            4
 Other assets                                      20,253       14,490
                                              -----------  -----------
    Total assets                              $   795,816  $   959,654
                                              ===========  ===========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Revolving and term secured borrowings        $   543,308  $   773,085
 Deposits                                          63,385           --
 Other liabilities:
  Fair value of cash flow hedge derivatives        11,528        4,760
  Sales and property taxes payable                  6,540        5,756
  Accounts payable and accrued expenses             7,926       10,226
  Net deferred income tax liability                15,673       15,682
                                              -----------  -----------
   Total liabilities                              648,360      809,509
                                              -----------  -----------

 Commitments and contingencies

 Stockholders' equity:
 Common Stock, $0.01 par value; 75,000,000
  shares authorized; 12,246,405 and
  12,201,304 shares issued and outstanding,
  respectively                                        122          122
 Preferred Stock, $0.01 par value; 5,000,000
  shares authorized; none issued                       --           --
  Additional paid-in capital                       83,671       84,429
  Stock subscription receivable                        (5)          (7)
  Accumulated other comprehensive income
   (loss)                                             167       (3,130)
  Retained earnings                                63,501       68,731
                                              -----------  -----------
   Total stockholders' equity                     147,456      150,145
                                              -----------  -----------
    Total liabilities and stockholders'
     equity                                   $   795,816  $   959,654
                                              ===========  ===========

                    MARLIN BUSINESS SERVICES CORP.
                           AND SUBSIDIARIES
                Consolidated Statements of Operations

                          Three Months Ended          Year Ended
                             December 31,            December 31,
                        ----------------------  ----------------------
                           2008        2007        2008        2007
                           ----        ----        ----        ----
                         (Dollars in thousands, except per-share data)
                                         (Unaudited)
 Income:
   Interest income      $   20,214  $   24,021  $   86,099  $   90,231
   Fee income                5,643       5,510      22,657      21,996
                        ----------  ----------  ----------  ----------
  Interest and fee
   income                   25,857      29,531     108,756     112,227
   Interest expense          8,484      10,587      36,880      35,322
                        ----------  ----------  ----------  ----------
  Net interest and fee
   income                   17,373      18,944      71,876      76,905
   Provision for credit
    losses                   9,356       6,395      31,494      17,221
                        ----------  ----------  ----------  ----------
  Net interest and fee
   income after
   provision for credit
   losses                    8,017      12,549      40,382      59,684
   Insurance and other
    income                   1,660       1,797       6,841       6,684
                        ----------  ----------  ----------  ----------
     Net interest and
      other income after
      provision for
      credit losses          9,677      14,346      47,223      66,368
                        ----------  ----------  ----------  ----------
  Loss on derivatives
   and hedging
   activities              (12,759)         --     (16,039)         --
                        ----------  ----------  ----------  ----------
  Non-interest expense
   Salaries and benefits     5,082       5,243      22,916      21,329
   General and
    administrative           3,611       3,553      15,241      13,633
   Financing related
    costs                      451         383       1,418       1,045
                        ----------  ----------  ----------  ----------
    Non-interest expense     9,144       9,179      39,575      36,007
                        ----------  ----------  ----------  ----------
     Income (loss)
      before income
      taxes                (12,226)      5,167      (8,391)     30,361
  Income tax (benefit)
   expense                  (4,878)      2,114      (3,161)     12,075
                        ----------  ----------  ----------  ----------
 Net income (loss)      $   (7,348) $    3,053  $   (5,230) $   18,286
                        ==========  ==========  ==========  ==========

 Basic earnings (loss)
  per share             $    (0.62) $     0.25  $    (0.44) $     1.51
 Diluted earnings (loss)
  per share             $    (0.62) $     0.25  $    (0.44) $     1.49

 Weighted average shares
  used in computing
  basic earnings (loss)
  per share             11,799,939  12,138,824  11,874,647  12,079,172
 Weighted average shares
  used in computing
  diluted earnings
  (loss) per share      11,799,939  12,283,142  11,874,647  12,299,051

                    MARLIN BUSINESS SERVICES CORP.
                           AND SUBSIDIARIES
    Net Income on an Adjusted Basis Reconciliation to GAAP Results

                                Three Months Ended      Year Ended
                                   December 31,        December 31,
                                ------------------  ------------------
                                  2008      2007      2008      2007
                                  ----      ----      ----      ----
                                         (Dollars in thousands)
                                              (Unaudited)

 Net income (loss) as reported  $ (7,348) $  3,053  $ (5,230) $ 18,286
                                --------  --------  --------  --------
 Deduct:
  Loss on derivatives and
   hedging activities            (12,759)       --   (16,039)       --
  Tax effect                       5,040        --     6,335        --
                                --------  --------  --------  --------
   Loss on derivatives and
    hedging activities, net of
    tax                           (7,719)        --   (9,704)        --
                                --------  --------  --------  --------
 Net Income on an Adjusted
  Basis                         $    371  $  3,053  $  4,474  $ 18,286
                                ========  ========  ========  ========

 Net Income on an Adjusted Basis is defined as net income excluding the loss on derivatives and hedging activities, net of tax. The Company believes that Net Income on an Adjusted Basis is a useful performance metric for management, investors and lenders, because it facilitates evaluation of the Company without the effects of certain adjustments in accordance with GAAP that may not necessarily be indicative of current operating performance.

                     SUPPLEMENTAL QUARTERLY DATA
            (Dollars in thousands, except share amounts)
                             (unaudited)

 Quarter Ended: 12/31/2007  3/31/2008  6/30/2008  9/30/2008 12/31/2008
 -------------- ----------  ---------  ---------  --------- ----------

 New Asset
  Production:
 # of Sales Reps       118        108         92         91         86
 # of Leases         7,615      6,836      6,276      5,837      5,558
 Leased
  Equipment
  Volume           $87,670    $70,550    $62,467    $59,005    $58,098

 Approval
  Percentage            56%        50%        49%        49%        47%

 Average Monthly
  Sources            1,186      1,091      1,047        981        936

 Implicit Yield
  on New Leases      12.98%     13.29%     13.90%     13.87%     13.76%

 Net Interest
  and Fee Margin:
 Interest Income
  Yield              12.89%     12.32%     11.98%     11.92%     11.88%
 Fee Income
  Yield               2.96%      3.00%      3.05%      3.32%      3.32%
 Interest and
  Fee Income
  Yield              15.85%     15.32%     15.03%     15.24%     15.20%
 Cost of Funds        5.68%      5.50%      5.13%      4.98%      4.99%
 Net Interest
  and Fee Margin     10.17%      9.82%      9.90%     10.26%     10.21%

 Average Total
  Finance
  Receivables     $745,150   $745,175   $730,267   $706,508   $680,645
 Average Net
  Investment in
  Leases          $733,461   $729,951   $713,171   $690,973   $667,232

 End of Period
  Net Investment
  in Leases       $752,562   $737,301   $715,677   $688,488   $659,042
 End of Period
  Loans            $13,376    $16,234    $15,750    $13,607    $11,452
 End of Period
  Factoring
  Receivables          $26         $0         $0         $0         $0

 Total Loan and
  Lease Sales
  Personnel            124        117         95         94         88

 Portfolio Asset
  Quality:

 Total Finance
  Receivables
 30+ Days Past
  Due
  Delinquencies       3.36%      3.07%      3.13%      3.58%      3.81%
 30+ Days Past
  Due
  Delinquencies    $29,548    $26,535    $26,195    $28,734    $29,216

 60+ Days Past
  Due
  Delinquencies       0.95%      1.10%      1.16%      1.41%      1.59%
 60+ Days Past
  Due
  Delinquencies     $8,377     $9,527     $9,687    $11,320    $12,203

 Leasing
 30+ Days Past
  Due
  Delinquencies       3.37%      3.05%      3.04%      3.52%      3.72%
 30+ Days Past
  Due
  Delinquencies    $29,101    $25,831    $24,930    $27,739    $28,113

 60+ Days Past
  Due
  Delinquencies       0.95%      1.09%      1.12%      1.36%      1.53%
 60+ Days Past
  Due
  Delinquencies     $8,195     $9,230     $9,156    $10,735    $11,559

 Loans
 30+ Days Past
  Due
  Delinquencies       3.03%      4.24%      7.62%      6.87%      8.91%
 30+ Days Past
  Due
  Delinquencies       $426       $704     $1,265       $995     $1,103

 60+ Days Past
  Due
  Delinquencies       1.23%      1.79%      3.20%      4.04%      5.20%
 60+ Days Past
  Due
  Delinquencies       $173       $297       $531       $585       $644

 Factoring
  Receivables
 30+ Days Past
  Due
  Delinquencies      70.00%      0.00%      0.00%      0.00%      0.00%
 30+ Days Past
  Due
  Delinquencies        $21         $0         $0         $0         $0

 60+ Days Past
  Due
  Delinquencies      30.00%      0.00%      0.00%      0.00%      0.00%
 60+ Days Past
  Due
  Delinquencies         $9         $0         $0         $0         $0

 Net Charge-offs
  - Leasing         $4,680     $5,289     $5,448     $6,653     $7,862
 % on Average Net
  Investment in
  Leases
  Annualized          2.55%      2.90%      3.06%      3.85%      4.71%

 Net Charge-offs
  - Other Finance
  Receivables         $122       $631       $283       $483       $550
 % on Average
  Other Finance
  Receivables
  Annualized          4.17%     16.58%      6.62%     12.44%     16.40%

 Allowance for
  Credit Losses    $10,988    $12,074    $12,873    $14,339    $15,283
 % of 60+
  Delinquencies     131.17%    126.73%    132.89%    126.67%    125.24%

 90+ Day
  Delinquencies
  (Non-earning
  total finance
  receivables)      $3,695     $3,940     $4,704     $5,370     $6,380

 Balance Sheet:

 Assets
 Investment in
  Leases and
  Loans           $749,543   $739,393   $719,873   $693,626   $664,761
 Initial Direct
  Costs and Fees    27,383     26,216     24,517     22,808     21,016
 Reserve for
  Credit Losses    (10,988)   (12,074)   (12,873)   (14,339)   (15,283)
 Net Investment
  in Leases and
  Loans           $765,938   $753,535   $731,427   $702,095   $670,494
 Cash and Cash
  Equivalents       34,347     24,089     36,798     17,151     32,776
 Restricted Cash   141,070     64,894     65,136     64,294     66,212
 Other Assets       18,299     30,315     22,216     20,378     26,334
 Total Assets     $959,654   $872,833   $855,577   $803,918   $795,816

 Liabilities
 Total Debt       $773,085   $680,256   $618,330   $565,914   $543,308
 Deposits               $0         $0    $43,618    $47,172    $63,385
 Other
  Liabilities       36,424     44,975     41,234     38,383     41,667
 Total
  Liabilities     $809,509   $725,231   $703,182   $651,469   $648,360

 Stockholders'
  Equity
 Common Stock         $122       $122       $122       $122       $122
 Paid-in Capital,
  net               84,422     83,792     83,319     83,661     83,666
 Other
  Comprehensive
  Income            (3,130)    (6,402)    (2,836)    (2,182)       167
 Retained
  Earnings          68,731     70,090     71,790     70,848     63,501
 Total
  Stockholders'
  Equity          $150,145   $147,602   $152,395   $152,449   $147,456

 Total
  Liabilities and
  Stockholders'
  Equity          $959,654   $872,833   $855,577   $803,918   $795,816

 Capital and
  Leverage:
 Tangible Equity  $150,145   $147,602   $152,395   $152,449   $147,456
 Debt to Tangible
  Equity              5.15       4.61       4.34       4.02       4.11
 Equity to Assets    15.65%     16.91%     17.81%     18.96%     18.53%

 Expense Ratios:

 Salaries and
  Benefits
  Expense           $5,243     $5,870     $6,344     $5,620     $5,082
 Salaries and
  Benefits
  Expense
  Annualized %
   of Avg. Fin
   Recbl.             2.81%      3.15%      3.47%      3.18%      2.99%

 Total personnel
  end of quarter       357        354        291        286        284

 General and
  Administrative
  Expense           $3,553     $4,303     $3,994     $3,333     $3,611
 General and
  Administrative
  Expense
  Annualized % of
   Avg. Fin
   Recbl              1.91%      2.31%      2.19%      1.89%      2.12%

 Efficiency
  Ratio              42.41%     50.71%     52.25%     45.13%     45.67%

 Net Income:
 Net Income
  (Loss)            $3,053     $1,359     $1,700      ($941)   ($7,348)

 Annualized
  Performance
  Measures:
 Return on
  Average Assets      1.25%      0.60%      0.79%     -0.46%     -3.71%
 Return on
  Average
  Stockholders'
  Equity              8.10%      3.66%      4.50%     -2.47%    -19.64%

 Per Share Data:

 Number of
  Shares -
  Basic         12,138,824 12,033,523 11,987,220 11,843,300 11,799,939
 Basic Earnings
  (Loss) per
  Share              $0.25      $0.11      $0.14     ($0.08)    ($0.62)

 Number of
  Shares -
  Diluted       12,283,142 12,133,159 12,061,843 11,843,300 11,799,939
 Diluted
  Earnings
  (Loss) per
  Share              $0.25      $0.11      $0.14     ($0.08)    ($0.62)

 Net investment in total finance receivables includes net investment in direct financing leases, loans, and factoring receivables.

CONTACT:  Marlin Business Services Corp.
          Lynne Wilson
          888 479 9111 Ext. 4108
          lwilson@marlinleasing.com